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                                                                      Exhibit 15

May 6, 2002

PartnerRe Ltd.
Chesney House
96 Pitts Bay Road
Pembroke HM 08

We have performed a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PartnerRe Ltd. and subsidiaries for the three month periods ended March 31, 2002 and 2001, as indicated in our report dated May 6, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, is incorporated by reference in Registration Statements Nos. 33-78774 and 333-4646 and 333-11998 on Forms S-8, and in the Registration Statement Nos. 333-72246 and 333-75196 on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.






Hamilton, Bermuda